UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 15, 2013

HEALTH ENHANCEMENT PRODUCTS, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-30415	87-0699977
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

7 West Square Lake Rd., Bloomfield Hills, Michigan  48302

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code (248) 452-9866

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

      . Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      . Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      . Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      . Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.

Entry into a Material Definitive Agreement

Item 2.03

Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

Entry into a Material Definitive Agreement

Creation of a Direct Financial Obligation

On April 15, 2013, the Registrant and HEP Investments, LLC, a Michigan limited liability company (“Lender”), entered into the following documents, effective as of April 15, 2013: (i) First Amendment to Loan Agreement under which the Lender has agreed to advance up to a total of $3,750,000 to the Registrant, subject to certain conditions, and (ii) an Amended and Restated Senior Secured Convertible Promissory Note.  These agreements amend agreements the Company entered into with HEP Investments on December 1, 2011 as disclosed in a Current Report on Form 8-K filed December 8, 2011.

As of April 16, 2013, the Lender has advanced the Registrant $2,107,779.50.  Amounts advanced under the Note are (i) secured by all the Registrant’s assets, (ii) convertible into the Registrant’s restricted common stock at the lesser of $.12 per share or a 25% discount off of the ten day trailing quoted price of the common stock in the over the counter (OTC) market, and (iii) bear interest at the rate of 11% per annum.

The Lender has the following time lines to commit to the remaining funding:

The tranche between $2 million and $3 million must be funded within 20 days of the execution of the Note (April 15, 2013) in order for the Tranche to be convertible into the Registrant’s restricted common stock at the lesser of $.12 per share or a 25% discount off of the ten day trailing quoted price of the common stock in the over the counter (OTC) market.  If any amount less than $3 million is unfunded within the 20 day period, then the Tranche in excess of $2 million is convertible into the Registrant’s restricted common stock at the lesser of $.22 per share or a 25% discount off of the ten day trailing quoted price of the common stock in the over the counter (OTC) market.

The tranche between $3 million and $3.75 million must be funded within 90 days of the execution of the Note and is convertible into the Registrant’s restricted common stock at the lesser of $.22 per share or a 25% discount off of the ten day trailing quoted price of the common stock in the over the counter (OTC) market.

The term of the Note is tranched at $250,000 levels and each tranche has a 24 month term.

Amounts advanced under the Note are (i) secured by all the Registrant’s assets, (ii) bear interest at the rate of 11% per annum and (iii) must be repaid as follows:  accrued interest must be paid on the first and second anniversary of the $250,000 tranche and unpaid principal not previously converted into common stock must be repaid on the second anniversary of the Tranche.

The Note may be prepaid upon sixty days written notice, provided that the Registrant shall be required to pay a prepayment premium equal to 5% of the amount prepaid.

The Registrant has agreed to pay the following fees in connection with the Loan transaction (based on the whole $3.75 million in funding is achieved): (i) a $283,500 closing fee, consisting of $170,100 in cash, and $113,400 in shares of common stock which will be paid by the issuance of 915,000 shares of common stock and (ii) $35,000 in cash in payment of due diligence and legal fees.  The cash portion of the closing fee will be payable based on the proportion of the advances in relation to the total advances under the Loan Agreement.  For amounts funded up to $2 million, $75,600 of the cash closing fee will be paid and $50,400 of the shares of common stock which will be paid by the issuance of 390,000 shares of common stock.  For each $250,000 trance above $2 million, the closing fees, as a portion of the $250,000, will be $13,500 of the cash closing fee will be paid and $9,000 of the shares of common stock which will be paid by the issuance of 75,000 shares of common stock.

The Registrant has made certain agreements with the Lender which shall   remain in effect as long as any amount is outstanding under the Loan.  These agreements include an agreement not to make any change in the Registrant’s senior management. Two representatives of the Lender will have the right to attend Board of Director meetings as non-voting observers.

Entry into a Material Definitive Agreement

On April 15, 2013, the Registrant and Essex Angel Capital Inc. (TSXV: EXC) (“Essex”) entered into an Asset Purchase Agreement.  Essex holds senior secured convertible debentures and secured convertible debentures in Wellness Indicators, Inc. (“Wellness”), an Illinois based company. Essex is in the process of foreclosing on certain assets, consisting principally of intellectual property (the “Assets”), that secure Wellness’ obligation under the debentures.  Upon the foreclosure and acquisition of all right, title and interest in and to the Assets  pursuant to its 1st perfected security interest in the Assets, the Registrant will purchase the Assets from Essex for $1,100,000, to be paid in the common stock of the Registrant with each such share being issued at the lesser of (i) $0.31 per share; or (ii) a price equal to the weighted average price of said shares on the OTCBB for 20 consecutive trading days ending on the date of Closing (date of such closing being the “Closing Date”) plus a 20% premium amount.

The closing transaction is conditional upon Essex acquiring all right, title and interest to the Assets and the receipt by Essex of all necessary regulatory approvals.

Item 9.01 Financial Statements and Exhibits

None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTH ENHANCEMENT PRODUCTS, INC.

Date:  April 19, 2013

By: /s/ PHILIP M, RICE II

Philip M. Rice, II, Chief Financial Officer

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